FOR RELEASE AT 4:05 p.m., EASTERN TIME
SAFECO INVESTOR RELATIONS CONTACT:                     Neal Fuller, 206-545-5537
SAFECO MEDIA RELATIONS CONTACT:                        Paul Hollie, 206-545-3048


 Safeco Signs Definitive Agreement to Sell Life & Investments Operations to
          Investor Group Led by White Mountains and Berkshire Hathaway
        Also Announces Agreement to Sell Talbot Financial Corporation to
       Senior Management Group; Total Proceeds Estimated at $1.44 Billion

SEATTLE - (March 15, 2004) - Safeco Corporation (NASDAQ: SAFC) announced today it has entered into a definitive agreement to sell its life and investments operations to a group of investors led by White Mountains Insurance Group, Ltd., and Berkshire Hathaway Inc.

The sale includes Safeco Life & Investments' life insurance, group insurance, annuities and mutual fund businesses. The purchase price is $1.35 billion, and could include additional proceeds based on June 30, 2004 statutory book value.

In a separate transaction also announced today, Safeco has signed a definitive agreement to sell its Talbot Financial Corporation insurance brokerage operation for $90 million to an investor group led by senior management of Talbot Financial, with financial support from Hub International Limited.

The enterprises included in the two transactions represent substantially all of the earnings generated by Safeco's Life & Investments segment.

"These transactions retain the unique value of each operation, which is good news for employees, distributors, customers and shareholders," said Mike McGavick, Safeco chairman and chief executive officer. "Current management will continue to run each business with the same commitment to channel distribution and customer service."

On September 29, 2003, Safeco announced its intent to sell its life and investments operations and focus more clearly on its Property and Casualty (P&C) business.

"Today's announcements set the stage for Safeco's future as a P&C company," said McGavick. "With greater focus on what we do best - auto, home and small-commercial insurance - we believe we'll create significant value in the long term, making Safeco an industry leader as measured by profit, returns to shareholders, premium growth, and customer and agent satisfaction."

Safeco expects both transactions to close before the end of third quarter 2004. Each transaction is subject to regulatory approvals and other customary closing conditions.

Once these transactions are complete, Safeco intends to reduce the company's debt to pre-sale ratios and return the vast majority of the remaining proceeds to shareholders in the form of a special dividend, stock repurchase or a combination of the two.

Safeco's senior management team will discuss the transactions with financial analysts today at 5:30 p.m., Eastern time (2:30 p.m., Pacific). The call will be broadcast live on the Internet at http://www.safeco.com/irwebcast and archived later in the day for replay at the same address.

Safeco also announced today it will repurchase a limited amount of its common stock under an existing stock repurchase program. Under this program, the Board of Directors previously authorized the repurchase of up to 11 million shares of Safeco's common stock, of which approximately 2.37 million shares remain available for repurchase. Purchases will be made from time to time on the open market or in negotiated transactions.

Safeco, in business since 1923, is a Fortune 500 company based in Seattle that sells insurance and investment products through independent agents, brokers and financial advisors nationwide. More information is available at www.safeco.com.

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


Forward-looking information contained in this news release is subject to risk and uncertainty Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release. The risks and uncertainties include, but are not limited to:

>> Risks related to the pricing and underwriting of our products, and the subsequent establishment of reserves, such as:

     o Successful implementation of a new-business entry model for personal and commercial lines

     o Ability to appropriately price and reserve for changes in the mix of our book of business

     o    Ability to establish pricing for any changes in driving patterns

     o Inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic factors that increase the severity of claims

     o The availability and pricing of our reinsurance, including coverage for loss from terrorism and our ability to collect from our reinsurers

     o The ability to price for or exclude the risk of loss from terrorism on our policies

>> Risks related to our P&C insurance strategy, such as:

     o    Our ability to successfully complete the sale of the L&I businesses

     o Our ability to achieve premium targets and profitability, including realization of growth and business retention estimates

     o    Our ability to achieve overall expense goals

     o Our ability to run off our London business and other businesses that we have exited, or intend to exit in the future, without incurring material unexpected charges

>> Regulatory, judicial and legislative risks, such as:

     o    Our ability to freely enter and exit lines of business

     o Our ability to successfully obtain regulatory approval of rates and underwriting guidelines, including price-tiered products and the use of insurance scores that include credit information as a component

     o Interpretation of insurance policy provisions by courts or tax authorities, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices

     o    The outcome of any litigation against us

     o    Legislative  and  regulatory  developments  affecting  the  actions of
          insurers,   including   requirements   regarding   rates,   taxes  and
          availability of coverage

>> The competitive pricing environment, initiatives by competitors and changes in the competition

>> Unusual loss activity, such as:

     o Weather conditions, including the severity and frequency of storms, hurricanes, hail, snowfall and winter conditions

     o    The occurrence of significant natural disasters, including earthquakes

     o    The  occurrence  of  significant  man-made  disasters,   such  as  the
          terrorist attacks on September 11, 2001, or war

     o The occurrence of bankruptcies that result in losses under surety bonds, investment losses or lower investment income

>> Financial and economic conditions, such as:

     o    Performance of financial markets

     o    Availability of bank credit facilities

     o    Fluctuations in interest rates

     o    General economic conditions

>> Operational risks, such as:

     o Damage to our infrastructure resulting in a disruption of our operations

     o    Internal or external fraud perpetrated against us

We assume no obligation to update any forward-looking statements contained in this news release.